Exhibit 10.10


                                 October 1, 1999





Mr. Clarke H. Bailey
Hudson River Capital, LLC
667 Madison Avenue, 25th Floor
New York, NY 10021

Dear Clarke:

         At the request of the Board of Directors of Glenayre Technologies, Inc. ("Glenayre"), you have agreed to become Chairman of the Board of Directors of Glenayre for a one-year period from October 1, 1999 through September 30, 2000 (the "Term"), on the following terms and conditions:

                  1. Beginning October 1, 1999 and for the remainder of the Term you will be paid a salary at the annual rate of $200,000, payable in accordance with Glenayre's normal payroll practices. This salary will be in lieu of any and all other fees paid to members of the Board of Directors.

                  2. A recommendation will be made to the Plan Administration Committee of the Board of Directors of Glenayre that you be awarded fully vested options on October 1, 1999 to purchase 100,000 shares of Glenayre common stock at an exercise price equal to the closing sale price as of such date and on such other terms and conditions as the Plan Administration Committee shall approve.

                  3. The letter agreement between Glenayre and you dated April 18, 1999 shall terminate effective as of September 30, 1999, except that you will continue to be eligible through October 18, 1999 for the bonus described in Paragraph 2 of such letter agreement.

                  4. As Chairman of the Board, you will act in the capacity of an employee of Glenayre and will be entitled to participate in all employee benefits to the extent you qualify under the eligibility requirements of the particular benefit plan or program. You will not,


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Mr. Clarke H. Bailey
October 1, 1999
Page 2


         however, be eligible to participate in Glenayre's MBO bonus program.

                  5. Glenayre will reimburse you for all reasonable expenses incurred personally by you in connection with your duties as Chairman of the Board.

         If the foregoing terms are acceptable to you, please sign in the space provided below.

                                                     GLENAYRE TECHNOLOGIES, INC.

                                                     By: /s/ Eric Doggett
                                                        -----------------
                                                     Name: Eric Doggett
                                                          -------------
                                                     Title: President and CEO
                                                           ------------------





Accepted and Agreed to:

 /s/ C. H. Bailey
-----------------
Clarke H. Bailey